EXHIBIT 99.1

Edge Petroleum Provides First Quarter 2008 Operations Update

HOUSTON, April 22, 2008 (PRIME NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) (Nasdaq:EPEXP) today reported on its operating activities since the beginning of 2008. Edge has logged nine wells since the first of the year, all of which are completed and on production. Estimated production for the first quarter is 5.4 Bcfe, or an average daily rate of approximately 59 MMcfe.

Six of the nine wells logged or completed to date were in Edge's Flores-Bloomberg field in south Texas. Notably, the most recent well drilled in the Flores-Bloomberg field, the Slick State B #15 (Edge 100% W.I., 75% NRI) logged 73 feet of apparent pay in four potential producing horizons and is currently producing at a gross rate of 4.5 MMcfe per day from a completion in the lower most zone. One additional well was drilled and completed in south Texas in Edge's Encinitas field, the Lopez 26 (Edge operated, W.I. 72.5%, NRI 55.9%).

Edge completed its Prairie Fire #1 in southeast New Mexico (Edge operated, 50.8% W.I., 38.6% NRI). This well, producing from the Morrow formation with Wolfcamp potential behind pipe, was placed on production late in March and is currently producing at a gross rate of approximately 8.5 MMcfe per day. The final well completed in the quarter was a shallow oil well also in southeast New Mexico, the Seely Federal 22 #1 (Edge W.I. 6%, NRI 4.5%).

Edge is currently drilling the Slick State B #17 (Edge operated, 50% W.I., 37.5% NRI), in the Flores-Bloomberg field. Current plans are to keep one rig continuously operating in this field. An offset to the Prairie Fire #1 well was spud early in April and is currently drilling below 4600 feet with a proposed total depth of 13,600 feet. Edge operates the well with a current working interest of 28.4% which could increase to as much as 45.4 % pending certain partner elections to participate.

Commenting on operations and plans, John W. Elias, Edge's Chairman, President and CEO reported, "Since we began our assessment of strategic alternatives in late December 2007, we have been operating under an interim capital budget for 2008 rather than a full reinvestment model. While our interim budget does not, at this time, expose Edge to all of the upside potential I believe exists in our unproven property base, I am pleased with the results we have achieved through our operations so far this year. We have the ability to expand our capital program if and when it becomes appropriate. Our strategic assessment process is ongoing and we will provide an update on that process as soon as appropriate."

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock and preferred stock are listed on the NASDAQ Global Select Market under the symbols "EPEX" and "EPEXP," respectively.

The Edge Petroleum Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3537

Statements regarding production volumes, drilling activity, capital programs, future growth, production rates, strategic assessment process, working interest levels, upside potential and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, effects and risks of acquisitions, and the ability of the company to meet its stated business goals, results of assessment process, actions by third parties, market conditions and other factors detailed in Risk Factors and other sections of the Company's most recent Form 10-K and other filings with the SEC.

CONTACT:  Edge Petroleum Corporation
          Michael G. Long, Chief Financial Officer
          (713) 654-8960